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                                                              Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE:

Contact:  Jeffrey Ubben
ValueAct Capital Partners, L.P.
(415) 362-3700

Contact:  Jeanne Carr
MacKenzie Partners, Inc.
(212) 929-5500
(800) 322-2885


                   KC HOLDING CORPORATION AND KC MERGER CORP.
            COMMENCE TENDER OFFER FOR SHARES OF KENETECH CORPORATION


San Francisco, California - November 7, 2000 - KC Merger Corp. today announced that it is commencing its previously announced tender offer for all of the common stock, par value $0.0001 per share, of KENETECH Corporation (OTCBB:
KWND.OB), at a purchase price of $1.04 per share, net to the seller, in cash. The tender offer is being made pursuant to an agreement and plan of merger, dated October 25, 2000, among KENETECH, KC Holding Corporation and its wholly owned subsidiary, KC Merger Corp. The tender offer is scheduled to expire at 12:00 midnight, New York City time on December 7, 2000, unless extended.

MacKenzie Partners, Inc. is the Information Agent for the tender offer. ChaseMellon Shareholder Services, L.L.C. is the Depositary for the tender offer.

For further information, please contact MacKenzie Partners, Inc. at
(800) 322-2885.

KC Holding Corporation is a wholly owned subsidiary of ValueAct Capital Partners, L.P., which is a San Francisco-based investment partnership formed to make minority investments, and a select number of control investments, in small-capitalization public companies.

                                      ###

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of KENETECH. KC Holding Corporation is filing today a Tender Offer Statement with the U.S. Securities and Exchange Commission and KENETECH is filing today a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, and related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation
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Statement is being mailed to all stockholders of KENETECH, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) and the Solicitation/Recommendation Statement will also be available for free at the Securities and Exchange Commission's Web site at www.sec.gov. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release because they contain important information.